Caterpillar Inc. Insider Trading Policy
January 30, 2025

Caterpillar: Confidential Green

Table of Contents
Contents

1. 2. 3. 4.		Purpose Persons Subject to the Policy Transactions Subject to the Policy Statement of Policy	4 4 5 5
	a.	Transactions in Securities	5
	b.	Prohibitions Regarding Disclosure of Information	6
	c.	Selective Disclosure of Information	6
	d.	Company Compliance with Securities Laws	7
	e.	No Policy Exceptions	7
5.		Administration of the Policy	7
6.		Prohibited Transactions	7
	a.	Short-Swing Trading	7
	b.	Short Sales	7
	c.	Publicly-Traded Options	8
	d.	Hedging Transactions	8
	e.	Margin Accounts and Pledged Securities	8
	f.	Managed Accounts	9
7.		Insider Status	9
	a.	Company Insiders	9
	b.	Fact Specific Insiders	9
		i. Determination of Fact Specific Insiders	9
	c.	Trading Restrictions	9
	d.	Additional Assistance	10
8.		Pre-Clearance Procedures	10
	a.	Section 16 Insiders	10
	b.	Operating Council	10
	c.	General Pre-Clearance Procedures	10
9.		Open Window Period and Blackout Periods	11
	a.	Open Window Period	11
	b.	Blackout Period	11
	c.	General Procedures	12

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10.    Standing and Limit Orders    12
11.    Rule 10b5-1 Plans    13
a.Purpose    13
b.General    13
12.    Post-Termination Transactions    14
a.General    14
b.Fact Specific Insider    14
c.Company Insiders, except Section 16 Insiders    14
d.Section 16 Insiders    14
13.    Consequences of Violations    14
a.General    14
b.Individual Responsibility    15
14.    Whistleblower Protection…………………………………………………………………………………………………..    16
15.    Who to Contact for Questions or Assistance    16

Annex A……………………………………………………………………………………………………………………….………………. 17
Definition of Material Information……………………………………………………………………………………………….. 17
Definition of Nonpublic Information………………………………………………………………………….     18
Definition of Materiality………………………………………………………………………………………………    18
Annex B………………………………………………………………………………………………………………….     20
Permitted Transactions…………………………………………………………………………………………….    20
Transactions Under Company-Sponsored Plans…………………………………………..………………………………… 20
Gifts and Broadly Invested Mutual Funds……………………………………………………………………..    21
Rule 10b5-1 Transactions………………………………………………………………………………………….    21
Annex C…………………………………………………………………………………………………………………..    22
Summary………………………………………………………………………………………………………………..    22
Procedures for Rule 10b5-1 Plans………………………………………………………………………………    22
Rule 10b5-1 Requirements…………………………………………………………………………………………    23

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1. Purpose
a. This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Caterpillar Inc. (the “Company”) and the handling of material nonpublic information about the Company and the companies with which the Company does business. The Company has adopted this Policy primarily to:
i.promote compliance with federal, state and foreign securities laws regarding trading in securities;
ii.preserve the Company’s reputation for integrity; and
iii.encourage persons covered by this Policy to act in a manner consistent with Our Values In Action, specifically not to misuse material nonpublic information.
b. Maintaining the confidence of stockholders and the public is paramount. The principle underlying this Policy is fairness in dealings with others, which requires the Company and all persons subject to this Policy not to take advantage of material nonpublic information to the detriment of others who do not have the information.
2. Persons Subject to the Policy
a. This Policy applies to all directors, officers, employees and affiliates of the Company and its subsidiaries (each a “Covered Person”). The Company may also determine that other persons should be deemed to be Covered Persons, such as contractors or consultants who have access to material nonpublic information. This Policy applies regardless of whether you are designated as an “insider” or possess material nonpublic information.
b. This Policy also applies to:
i.family members who reside with a Covered Person, including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, anyone else who lives in the Covered Person’s household, and any family members who do not live in the Covered Person’s household but whose transactions in Company Securities are directed by the Covered Person or are subject to the Covered Person’s influence or control, such as parents or children who consult with the Covered Person before they trade in Company Securities (collectively referred to as “Family Members”); and
ii.any entities that a Covered Person controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”).
c. Each Covered Person is responsible for the transactions of his or her Family Members and Controlled Entities. As a result, each Covered Person should notify his or her Family Members and Controlled Entities that they should confer with that individual before they trade in Company Securities and treat all such transactions for the purposes of this Policy and applicable securities laws as transactions for the Covered Person’s account.

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3. Transactions Subject to the Policy
a.This Policy applies to transactions in the Company’s securities (collectively referred to as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including, but not limited to, preferred stock, debt securities, convertible debentures and warrants as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

b.Transactions that are also subject to this Policy include any election or change that would impact your holdings in Company Securities. For example, making or changing elections or monthly allocations in the Caterpillar Stock Fund, rebalancing portfolio assets, electing dividend reinvestment rather than cash dividends, elections to defer compensation to the Caterpillar Stock Fund, etc.

c.“Transactions” is interpreted broadly under this Policy to include any purchase, sale or other transaction to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401 (k) plan.

d.This Policy also applies to transactions in the securities of third parties with which the Company does business, which includes but is not limited to the securities described in Section 3.a. of this Policy.
4. Statement of Policy
a.    Transactions in Securities:
i.No Covered Person who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members, Controlled Entities or any other third-party:
•Engage in any transactions involving Company Securities, except for “Permitted Transactions” (as specified in Annex B);
•Recommend or suggest the purchase or sale (or to refrain from the purchase or sale) of any Company Securities; or
•Assist anyone engaged in the above activities.
ii.No Covered Person who is aware of material nonpublic information as a result of their relationship or employment with the Company (i.e., information relating to suppliers, customers, significant materials purchases, etc.) may, directly, or indirectly through Family Members, Controlled Entities or any other third-party:
•Engage in any securities-related transactions based on such information, including the purchase or sale of another company’s stock;

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•Recommend or suggest the purchase or sale (or to refrain from the purchase or sale) of any securities based on such information; or
•Assist anyone engaged in the above activities.
iii.These restrictions apply regardless of whether there is a direct or indirect benefit to you, Family Members, Controlled Entities or any other third-party.
b. Prohibitions Regarding Disclosure of Information:
i.Covered Persons must not disclose to any person (including Family Members) material nonpublic information regarding the Company, other third parties or otherwise obtained as a result of their relationship or employment with the Company, except to the extent that a person has a bona fide “need to know” in order to perform management, supervisory or advisory functions for the Company or as otherwise set forth in this Policy.
ii.Those involved in transactions, projects or negotiations with third parties that require the disclosure of material nonpublic information should have such third parties execute a nondisclosure agreement. For purposes of this Policy, every nondisclosure agreement with a third party should contain a provision in which such third party expressly agrees to maintain the confidentiality of the material nonpublic information disclosed to them.
iii.Special care should be taken to avoid the inadvertent or careless disclosure of material nonpublic information. Material events should not be discussed outside of the office or designated meeting location.
iv.Whether in the office or offsite, extreme care should be taken to ensure that material information is not overheard by others who do not have a “need to know.” Discussion of sensitive information in hallways, restrooms, elevators, taxicabs, airplanes, restaurants, internet chat rooms, use of public wi-fi, etc. is strongly discouraged.
c. Selective Disclosure of Information:
i.The U.S. Securities and Exchange Commission (“SEC”) has adopted rules explicitly banning selective disclosure of material nonpublic information. Generally, the rules provide that when a public company discloses such information, it must provide the information to the public broadly and on a non-exclusionary basis.
ii.It is the Company’s policy not to selectively disclose material nonpublic information. Thus, all communications with the financial press, investment analysts, others in the investment community must be approved by the Company’s (i) CFO, (ii) SVP – Finance Services Division, or (iii) Director of Investor Relations. Unless expressly authorized by one of these individuals, every Covered Person should decline comment and refer the inquiry to the Director of Investor Relations or Public Affairs.
iii.Covered Persons must send any presentations containing sensitive information about the Company that are intended for an outside audience to a member of the division of Law

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Security and Public Policy responsible for overseeing SEC compliance (“Securities Section”) for review prior to using such materials.
d. Company Compliance with Securities Laws: From time to time, the Company and its subsidiaries may engage in transactions in Company securities. It is the Company’s policy to comply with all applicable securities laws when engaging in transactions in Company securities.
e. No Policy Exceptions: There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.
5.Administration of the Policy
The administration of this Policy is carried out under the direction of the Company’s Chief Legal Officer. All determinations and interpretations by the Chief Legal Officer are final and not subject to further review.
If you have any questions concerning the interpretation of this Policy, please send an email to InsiderTradingPolicy@cat.com.
6.Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of inappropriate conduct if Covered Persons engage in certain types of transactions. It therefore is the Company’s policy to discourage or prohibit Covered Persons from engaging in certain transactions involving Company Securities. The SEC also has specific prohibitions for individuals (“Section 16 Insiders”) who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and their transactions in Company Securities.
Except as otherwise specified, the following transactions in Company Securities are prohibited for all Covered Persons. These restrictions apply even if you do not possess material nonpublic information:
a. Short-Swing Trading – E.g., Purchases and sales of Company Securities within a 6 month period. Also referred to as an “opposite-way” transaction.
i.Covered Persons are strongly discouraged from engaging in short-swing trading of Company
Securities. Short-swing trading of Company Securities is distracting and may unduly focus an individual on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. It may also give the appearance that such transactions were based on material nonpublic information. Short-swing trades may increase the risk that the SEC will review and scrutinize your transactions for possible insider trading.
ii.Section 16 Insiders and members of the Operating Council are prohibited from engaging in any short-swing trading of Company Securities. Also, Family Members and Controlled Entities

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of Section 16 Insiders are prohibited from short-swing trading with respect to Company Securities. The SEC prohibits Section 16 Insiders from engaging in short-term trading and violations will result in any profits on such purchases or sales being returned to the Company (i.e., disgorgement).
b. Short Sales – E.g., Sale of a Company Security that the seller does not own.
Covered Persons are prohibited from engaging in any short sales of Company Securities. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Also, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.
In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
c.Publicly-Traded Options – E.g., Put options, call options or any other derivative securities with respect to Company Securities.
Covered Persons are prohibited from engaging in any transactions in put options, call options or any other derivative securities with respect to Company Securities, on an exchange or in any other organized market. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Person is trading based on material nonpublic information and focus such individual’s attention on short-term performance at the expense of the Company’s long-term objectives.
d.Hedging Transactions – E.g., Hedging or monetization transactions, prepaid variable forwards, equity swaps, collars, exchange funds, etc.
Covered Persons are prohibited from engaging in hedging transactions with respect to Company Securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds, etc. Such hedging transactions may permit a Covered Person to continue to own Company Securities but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company or other stockholders.
e.Margin Accounts and Pledged Securities – E.g., Company securities held in margin accounts or otherwise pledged or hypothecated.
Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities, including the use of Company Securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the Covered Person is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, these activities are prohibited.

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Such a sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the securities laws.

f.Managed Accounts – E.g., Where another person has been given discretion or authority to trade without your prior approval. Managed accounts for Covered Persons may not trade in Company Securities at any time. It is the responsibility of Covered Persons to notify his or her account administrator not to trade in Company Securities at any time.

7. Insider Status
a. Company Insiders: The Company has designated the following individuals as “Company Insiders” as they routinely possess material nonpublic information:
i.Section 16 Insiders – Includes the following individuals:
•Directors of Caterpillar Inc.
•Chief Executive Officer
•Group Presidents
•Chief Financial Officer
•Chief Legal Officer
•Chief Human Resources Officer
•Chief Accounting Officer
ii.Members of the Operating Council
iii.Officers of the Company
iv.Employees who are Salary Grade 31 and above (or the equivalent)
b. Fact Specific Insiders: Business unit or section heads may designate certain Covered Persons as “Fact Specific Insiders” because such individuals are aware of material nonpublic information about the Company. For example, knowledge of a material project such as a potential merger or acquisition could require an individual to be a Fact Specific Insider until the material information is made public. In addition, certain job roles may require individuals to regularly possess material information about the Company’s financial results or performance, and in such cases, these individuals may be designated as Fact Specific Insiders during the entire time they perform such functions.
i.    Determination of Fact Specific Insiders: Business units or section heads are responsible for determining who is a Fact Specific Insider within their respective business unit or section. In making such determinations, care should be taken to ensure that the information creating “insider” status is “material” to the Company. In addition to the examples provided in Annex A, it may be helpful to consider the following:
•Is the information material to Caterpillar Inc. or one of its reportable segments?
•Would the information cause a reasonable person to buy or sell Company Securities?
•Information classified as “confidential” or “Caterpillar Red” is not necessarily material to the Company or a reportable segment.

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ii.    Business units or section heads may elect to maintain a centralized list of Covered Persons designated as Fact Specific Insiders.
c. Trading Restrictions: Individuals designated as a Company Insider or Fact Specific Insider have specific obligations with respect to transactions in Company Securities as described in this Policy. In some cases, pre-approval is required before engaging in a transaction involving Company Securities. Section 16 Insiders have additional obligations imposed by the securities laws and must notify the Chief Legal Officer and a member of the Securities Section prior to any such transactions. These restrictions also apply to Family Members or Controlled Entities of such persons.
d. Additional Assistance: For additional assistance or questions regarding materiality determinations please contact a member of the Securities Section listed in paragraph 5.b. above.
8. Pre-Clearance Procedures
a. Section 16 Insiders: Section 16 Insiders are subject to significant penalties for engaging in Short-Term Trading and are required by law to report their trades in Company Securities to the SEC within two business days of the transaction. Accordingly, Section 16 Insiders, as well as Family Members or Controlled Entities of such persons, must pre-clear all transactions in Company Securities by obtaining approval from the Chief Legal Officer (or his or her designee). In addition, all Section 16 Insiders must notify a member of the Securities Section no later than the close of business on the day of executing the transaction so that the appropriate forms may be filed promptly with the SEC. Although Permitted Transactions do not require pre-approval, Permitted Transactions must be reported to the Securities Section on the day of the transaction because such transactions may be required to be reported to the SEC.
b. Operating Council: All members of the Operating Council, as well as Family Members or Controlled Entities of such persons, must pre-clear all transactions in Company Securities, other than Permitted Transactions, by obtaining approval from the Chief Legal Officer (or his or her designee).
c. General Pre-Clearance Procedures:
i.Requests for pre-clearance should be submitted to the appropriate approver at least one business day in advance of the proposed transaction. The Company does not have an obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
ii.Pre-clearance procedures and trading restrictions also apply to the Family Members and Controlled Entities of any individual deemed an insider. Such pre-clearance requests should be submitted by the Caterpillar employee.
iii.Pre-clearance approvals are valid for 5 business days. A new approval is required for transactions past the 5-day time frame.

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iv.The individual requesting pre-clearance for a transaction is ultimately responsible for any such transaction; therefore, such individuals should carefully consider whether they may be aware of any material nonpublic information about the Company and should describe fully those circumstances in any pre-clearance request. Individuals seeking pre-clearance should maintain a record of any approvals received.
v.Section 16 Insiders and members of the Operating Council seeking pre-clearance should indicate whether they have affected any “opposite-way” transactions within the past six months.
vi.Section 16 Insiders should be prepared to notify the Securities Section and report the proposed transaction on an appropriate Form 4 or Form 5.
vii.The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.
9. Open Window Period and Blackout Periods
a. Open Window Period:
i.Company Insiders and Fact Specific Insiders, as well as Family Members or Controlled Entities of such persons, may only engage in transactions involving Company Securities (other than Permitted Transactions) during an Open Window Period.
ii.An “Open Window Period” begins on the second business day following the public release of the Company’s quarterly or annual earnings and closes at the end of the last day of the second month of the then current fiscal quarter. For example: If the public release of quarterly earnings occurred at any time on Wednesday (Day 1), the Open Window Period would open on Friday (Day 3). If the public release of earnings for the first fiscal quarter occurred in April, the Open Window Period would close at the end of the last day of May, which is the second month of the then current fiscal quarter.
iii.Prohibited Transactions are not permitted at any time, even during an Open Window Period.
b. Blackout Period:
i.Company Insiders and Fact Specific Insiders, as well as Family Members or Controlled Entities of such persons, may not conduct any transactions involving the Company’s Securities, other than Permitted Transactions, during a Blackout Period.
ii.A “Blackout Period” begins of the first day of the last month in a fiscal quarter and ends on the second business day following the public release of the Company’s quarterly or annual earnings. For example, for the first fiscal quarter (January, February and March), the Blackout Period would begin on March 1. If the public release of quarterly earnings for the first quarter occurred at any time on Wednesday, April 22 (Day 1), the Blackout Period would end with the beginning of the Open Window Period as of the beginning of the trading session on Friday, April 24 (Day 3).

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iii.A Blackout Period could also occur during an Open Window Period in the event that material nonpublic information about the Company arises (e.g. material acquisition, merger or joint venture). The Chief Legal Officer may also impose a Blackout Period at any time for any reason. In such case, those with knowledge of the material nonpublic information are restricted from engaging in any transactions in Company Securities until the information becomes public or is no longer material. Restricting transactions in Company Securities as a result of such events is also referred to as a Blackout Period. You should not discuss Blackout Periods that may occur during an otherwise Open Window Period as it may indicate the existence of a potentially material transaction.

c. General Procedures:
i.The Controller is responsible for communicating the commencement and termination of Open Window Periods and Blackout Periods to Section 16 Insiders, members of the Operating Council and Salary Grade 31 and above employees as well as to anyone else that the Chief Legal Officer determines to be subject to a Blackout Period.
ii.Members of the Operating Council must ensure that similar communications are issued to Fact Specific Insiders in their business unit or section.
iii.Blackout Periods arising from a material event during an Open Window Period should be communicated by the project manager. Determinations regarding “materiality” should be referred to the Securities Section for review. The Chief Legal Officer will make the final determination regarding the “materiality” of an event.
10. Standing and Limit Orders
a.Section 16 Insiders and members of the Operating Council, as well as Family Members or Controlled Entities of such persons, are prohibited from placing standing or limit orders, except pursuant to an approved Rule 10b5-1 Plan (defined below).
b.The Company discourages all other insiders from placing standing or limit orders on Company Securities.
c.Standing and limit orders (except those pursuant to an approved Rule 10b5-1 Plan) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. You should carefully consider the risk to you and the Company prior to entering into a standing or limit order.
d.The following procedures apply to Company Insiders and Fact Specific Insiders who decide that they must use a standing order or limit order (except Section 16 Insiders and members of the Operating Council who are prohibited from engaging in such transactions). The standing or limit order must:
i.Be initiated during a Window Period and at a time when such person is not aware of material nonpublic information;

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ii.Be filled or expire by its terms prior to the start of the next Blackout Period; and
iii.Otherwise comply with the restrictions and procedures outlined in this Policy.

11. Rule 10b5-1 Plans
a. Purpose:
i.Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”).
ii.Section 16 Insiders and members of the Operating Council are encouraged to use Rule 10b5-1 Plans to the extent that they are frequently aware of material nonpublic information or have predictable funding needs for which they intend to sell Company Securities. Company Securities may be sold during a Blackout Period pursuant to the terms of an approved Rule 10b5-1 Plan.
iii.Rule 10b5-1 Plans are a contractual agreement between the individual selling securities and their broker. The Company does not advise individuals on the terms of such plans and does not approve or ensure compliance with Rule 10b5-1. It is the responsibility of the individual entering into the plan to review and approve the plan and to ensure its accuracy and compliance with this Policy and Rule 10b5-1.
iv.To comply with this Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” attached to this Policy as Annex C.
b. General:
i.A Rule 10b5-1 Plan must be entered during an Open Window Period into at a time when a person is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
ii.Rule 10b5-1 Plans must either:
•Specify the amount, pricing and date/timing of transactions;
•Include a written formula, algorithm or computer program for determining the amount, pricing and date/timing of transactions; or
•Delegate all discretion on these matters to an independent third party. For example, such plans would not permit the person for whom shares are being purchased or sold to exercise any subsequent influence over how, when or whether to effect purchases or sales, while at the same time ensuring that the person effecting the trades is not aware of any material nonpublic information at the time of the trades.
iii.It is expected that individual Rule 10b5-1 Plans remain in place for at least six months, or with respect to the Company Rule 10b5-1 Plans for at least one quarterly reporting period, and generally may not be changed, modified or terminated during such time. For this purpose, “one quarterly reporting period” means the period beginning on the first day of

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the Open Window Period and ending the day immediately preceding the first day of the next Open Window Period.
iv.Please refer to Annex C, “Guidelines for Rule 10b5-1 Plans” or contact a member of the Securities Section for any questions regarding Rule 10b5-1 Plans.
12. Post-Termination Transactions
a.General: This Policy continues to apply to transactions in Company Securities even after termination of service to the Company (e.g., retirement, termination, layoff, etc.) (collectively, “Termination of Service”). As a general policy, you may not engage in any transactions in Company Securities following Termination of Service if you possess material nonpublic information regarding the Company. Trading may only occur after the information has become public or is no longer material.
b.Fact Specific Insider: If you are a Fact Specific Insider immediately prior to your Termination of Service, neither you nor your Family Members or Controlled Entities may trade in Company Securities until the material nonpublic information that made you an insider has become public or is no longer material.
c.Company Insiders, except Section 16 Insiders: If you are a Company Insider (except Section 16 Insiders) immediately prior to your Termination of Service, this Policy will continue to apply to you, as well as your Family Members and Controlled Entities, until the first Open Window Period following your Termination.
d.Section 16 Insiders: If you are a Section 16 Insider immediately prior to your Termination of Service, this Policy (including the pre-clearance procedures set forth in Section 8) will continue to apply to you, as well as your Family Members and Controlled Entities, until the first Open Window Period following your Termination. You will still be subject to the restriction on Short-Term Trades for 6 months following Termination and must notify the Securities Section of any transactions in Company Securities by the close of business on the day of the transaction during such time.
13. Consequences of Violations
a.    General: The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as by law enforcement authorities in jurisdictions outside the U.S. Punishments for insider trading violations are severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who provide inside information to others who trade (e.g. Tipping), the federal securities laws also impose potential liability on the Company and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

i.    Tipping: “Tipping” occurs when an individual (“Tipper”) communicates material nonpublic information about his or her company to another individual or employee (“Tippee”) who

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then trades on the basis of such information or shares it with another person who trades on the basis of such information.
•The Tipper and the Tippee are held equally liable for illegal insider trading. If you share material nonpublic information, you may be held liable for illegal insider trading even if you do not trade. Also, as a Tipper of information, you are responsible for any downstream illegal conduct.
•Similarly, communicating material nonpublic information in a public place, such as in hallways, restrooms, elevators, taxicabs, airplanes, restaurants, golf courses, cell phones, public internet accounts, etc., may, depending on the circumstances, be deemed to be illegal Tipping.
ii.    Potential Criminal and Civil Penalties: Criminal penalties for illegal insider trading or Tipping include fines of up to $5 million and imprisonment for up to 20 years. Civil penalties may include fines of up to three times the value of the profit realized or loss avoided from misuse of material nonpublic information. Additional charges typically brought against individuals for illegal insider trading include racketeering, mail and wire fraud, tax evasion and obstruction of justice.
b. Individual Responsibility: Each person is individually responsible for complying with the securities laws and this Policy. Any person who violates this Policy will be subject to disciplinary action, which may include payment to the Company of any profits realized or losses avoided due to a violation of the Policy and/or termination of employment, regardless of whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of this Policy, violations of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
i.Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member, or Controlled Entity whose transactions are subject to this Policy, also comply with this Policy.
ii.In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Caterpillar: Confidential Green

14. Whistleblower Protection
Notwithstanding any other confidentiality or non-disclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former Covered Persons, this Policy should not be deemed to restrict any current or former Covered Person from communicating, cooperating or filing a complaint with the SEC or any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (1) in each case, such communications and disclosures are consistent with applicable law and (2) the information subject to such disclosure was not obtained by the current or former Covered Person through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFE 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by the Company to be consistent with the foregoing.
15. Who to Contact for Questions or Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance by contacting the following:
•InsiderTradingPolicy@cat.com

Caterpillar: Confidential Green

ANNEX A
MATERIAL NONPUBLIC INFORMATION
1. DEFINITION OF MATERIAL INFORMATION
a.Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any financial or non-financial information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Information that is “confidential” or “proprietary” to Caterpillar does not necessarily mean that the information is also material. See Section 3 below “Determination of Materiality.”
b.Examples: While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material include:
•Company financial results (or those of a significant business unit)
•Earnings guidance, forecast or outlook information
•Projections of future earnings or losses
•Changes to previously announced earnings guidance, forecast or outlook information
•Dividend policy changes, the declaration of a stock split, or an offering of additional securities
•Significant capital investment plans and changes in those plans
•Significant plant openings or closings and/or employee layoffs
•A significant pending or proposed merger, joint venture, acquisition or tender offer
•Significant labor negotiations, contract disputes, strikes or lockouts
•Pending or threatened significant litigation, or the resolution of such litigation
•Significant changes in dealer relationships
•Development of a significant new product, process or service
•A pending or proposed acquisition or disposition of a significant asset
•Major contract awards or cancellations
•A significant Company restructuring
•Significant related party transactions
•Bank borrowings or other financing transactions out of the ordinary course
•The establishment of a repurchase program (stock buyback program) for Company Securities
•A significant change in the Company’s pricing or cost structure
•Major marketing changes
•Board of directors or senior management changes
•A change in auditors or notification that the auditor’s reports may no longer be relied upon
•The gain or loss of a significant customer or supplier
•Significant governmental investigations (such as Occupational Safety & Health Administration, Environmental Protection Agency, Federal Trade Commission, etc.)
•Impending bankruptcy or the existence of severe liquidity problems
•The imposition of a ban on trading in Company Securities or the securities of another company

Caterpillar: Confidential Green

•A significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of the Company’s property or assets (including its facilities, data and information technology infrastructure) due to a cybersecurity or privacy incident or event

2. DEFINITION OF NONPUBLIC INFORMATION
a. Nonpublic Information: Information that has not been disclosed by an authorized representative of the Company to the public and widely disseminated (i.e. broadly distributed) is considered to be Nonpublic Information. Thus, sharing information with a local newspaper or submitting a press release to a trade magazine may not be considered “public” for the purposes of the securities laws. Similarly, information may not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers or institutional investors. Rumor, speculation or statements attributed to unidentified sources do not constitute “widely disseminated” information By ensuring that information is made public and widely disseminated, stockholders and investors have access to the same information at the same time.
i.Widely Disseminated: Although information may be considered widely disseminated through multiple formats, the Company’s preference is to disclose Material Nonpublic Information through the following methods, in each case by an authorized Company representative:
1.A broadly disseminated press release that is distributed through a newswire service
2.A pre-announced teleconference or video conference that is accessible to the general public
3.Public disclosure documents submitted to the SEC that are available on the EDGAR website
ii.Time Before Trading: Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information before “insiders” may trade in Company Securities. As a general rule, Caterpillar does not permit transactions in Company Securities until the second business day following the public release of Material Nonpublic Information. Depending on the circumstances, the Company may determine that a longer or shorter period should apply.

3. DETERMINATION OF MATERIALITY
a. Determinations:
i.When information is determined to be material, individuals with knowledge of the information must not engage in any transactions in Company Securities until the information is made public. If the determination is made during an Open Window Period, in addition to the individuals with direct knowledge of the information, the Company’s Executive Officers and members of the Company’s Board of Directors are generally prohibited from making further transactions in Company Securities until the information is made public (i.e. a Blackout Period).
ii.As determinations regarding materiality can impact a large number of individuals, all determinations regarding the materiality of information should be referred to the Securities Section of the Legal Services Division, Law, Security & Public Policy.
iii.Information necessary to make a materiality determination often includes:
1.Size of the transaction
2.Impact on the sales and profits of the Company and reportable segment

Caterpillar: Confidential Green

3.Timing of the transaction
4.Probability of the event occurring
5.Other impacts to the Company based on the “Examples” listed in Section 1.b. above.
b. Final Determinations: Final determinations regarding materiality will be made by the Chief Legal Officer.

Caterpillar: Confidential Green

ANNEX B
PERMITTED TRANSACTIONS
1. PERMITTED TRANSACTIONS
a.Permitted Transactions Definition: There are a limited number of transactions that are permissible at any time regardless of whether there is a Blackout Period or whether you are in possession of material nonpublic information about the Company. These transactions are called “Permitted Transactions” and are described below.
b.General: Permitted Transactions generally include transactions that do not provide an advantage to an individual based on knowledge of Material Nonpublic Information, do not constitute a purchase or sale of Company Securities or do not involve making a discretionary investment decision relating to Company Securities. Permitted Transactions generally include certain transactions pursuant to Company-sponsored plans, bona fide gifts, broadly invested mutual funds and Rule 10b5-1 Plans.
2. TRANSACTIONS UNDER COMPANY-SPONSORED PLANS
The following transactions are Permitted Transactions:
a.Exercising stock options or stock appreciation rights acquired pursuant to Company sponsored equity or benefit plans or any similar plans; provided that (i) the exercise price and tax withholding are paid by the participant in cash, by tendering shares of stock previously held in certificate form or through a broker or by electing to have the Company withhold shares, and (ii) the participant does not sell the net shares obtained through the exercise until an Open Window Period and otherwise sells in compliance with this Policy (for example, at a time when the participant does not have material non public information about the Company).
b.Acceptance of an equity award made pursuant to Company sponsored equity or benefit plans.
c.Distributions or transfers that effect only a change in the form of beneficial interest without changing your pecuniary interest in Company Securities (for example, to certain types of trusts of which you are the sole beneficiary during your lifetime), provided that prior written notice of such distribution or transfer is provided to the Securities Section.
d.Vesting of restricted stock, restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit.
e.Purchases of Company Securities in the Company’s 401(k) plans resulting from your periodic payroll contributions, but not (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan could result in a liquidation of some or all of your Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
f.Purchases of Company Securities in any Employee Incentive Plan (“EIP”) resulting from your periodic or lump sum contribution of money to the EIP pursuant to an election you made at the

Caterpillar: Confidential Green

time of your enrollment in the EIP, but not (i) an election to participate in the EIP for any enrollment period; and (ii) any sales of Company Securities purchased pursuant to the EIP.
g.Acquisition of shares or share units in any of (i) the Directors’ Deferred Compensation Plan, (ii) the Supplemental Employees’ Investment Plan, (iii) the Deferred Employees’ Investment Plan, and (iv) the Supplemental Deferred Compensation Plan or other similar plans, but not (i) intra-plan transfers or other transactions causing funds to transfer in or out of the stock unit accounts in those plans, (ii) an election to allocate contributions to the Company stock fund (or an election that would track the Company stock fund); and (iii) any increase or decrease in the percentage of your periodic contributions that will be allocated to, or track, the Company stock fund.

h.Purchases of Company Securities under the Company’s dividend reinvestment plan resulting from reinvestment of dividends paid on the Company Securities, but not (i) voluntary purchases of Company Securities resulting from additional contributions; (ii) elections to participate in the plan or increase the level of participation in the plan; and (iii) sales of any Company Securities purchased pursuant to the plan.

i.Sales of Company Securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.
3. GIFTS AND BROADLY INVESTED MUTUAL FUNDS
a. Gifts: Gifting of Company Securities is permitted subject to the following:
i.    All Gifts made during a Blackout Period must be bona fide gifts, i.e. a gift that is made in good faith without an attempt to evade the securities laws and restrictions on insider trading.
ii. Gifts may be made to Family Members and Controlled Entities during a Blackout Period; however, the gifted shares may not be sold until an Open Window Period.
b. Broadly Invested Mutual Funds:
i.Transactions in broadly invested (i.e., at least 30 or more companies) mutual funds that include investments in Company Securities are permitted during a Blackout Period.
ii.Broadly invested mutual funds would not be expected to have a significant holding in Company Securities relative to the overall size of the fund or be limited to a small group of companies that could be significantly impacted by transactions in Company Securities.
iii.Mutual funds that serve as a proxy for investing in Company Securities would not be considered broadly invested.
4. RULE 10b5-1 TRANSACTIONS
Transactions pursuant to Rule 10b5-1 Plan provided that such plan is executed in accordance with the “Guidelines for Rule 10b5-1 Plans” described in Annex C.

Caterpillar: Confidential Green

ANNEX C
GUIDELINES FOR RULE 10b5-1 PLANS
1. Summary:
a.Rule 10b5-1 under the Exchange Act provides an affirmative defense to allegations of insider trading, but it is not a safe harbor. In other words, the SEC can still charge individuals with insider trading, even if transactions were made pursuant to a Rule 10b5-1 Plan. As an affirmative defense, you may be required to prove that that the plan was entered into in good faith and at a time when you were not aware of material nonpublic information.
b.Rule 10b5-1 Plans present an opportunity for Company Insiders and other persons subject to this Policy to establish formal arrangements with their broker or financial adviser to sell (or purchase) Company Securities during Blackout Periods.
c.In order to comply with this Policy, Rule 10b5-1 Plans must meet the requirements of Rule 10b5-1 and the guidelines below.
d.The Company does not approve Rule 10b5-1 Plans or otherwise ensure that such plans conform to Rule 10b5-1. The responsibility for a Rule 10b5-1 Plan rests with the individual entering the plan and their broker.
2. Procedures for Rule 10b5-1 Plans:
a.Obtain pre-clearance to adopt a Rule 10b5-1 Plan as described in Section 8 of the Policy.
b.Contact your broker or financial advisor and request their template for Rule 10b5-1 transactions.
i.Rule 10b5-1 Plans are a contractual agreement between the individual selling the securities and their broker. The Company does not advise individuals on the terms of such plans and is not responsible for the content of such plans.
ii.It is the responsibility of the individual entering into the plan to review and approve the plan and to ensure its accuracy.
c.Provide an electronic copy of the proposed Rule 10b5-1 Plan for review to a member of the Securities Section at least 3 business days in advance of the date you intend to sign the plan.
i.Rule 10b5-1 Plans differ from broker to broker and must be reviewed by a member of the Securities Section because most Rule 10b5-1 Plans impose requirements on the Company to make certain representations or commit to making specific notifications.
ii.Caterpillar does not generally agree to such provisions and additional time may be needed to negotiate these provisions. In addition, most plans require the Company to provide a written certification signed by a member of the Securities Section on the same day that an individual signs the plan.
d.Provide a final signed copy of the Rule 10b5-1 Plan to a member of the Securities Section within 5 business days after signing.

Caterpillar: Confidential Green

3. Rule 10b5-1 Requirements:
a.All Rule 10b5-1 Plans must be entered into during an Open Window Period at a time when the person entering into the plan is not aware of material nonpublic information and must otherwise comply with the requirements of Rule 10b5-1, including with respect to cooling-off periods and restrictions on overlapping and single-transaction plans.

Caterpillar: Confidential Green